Exhibit 99.1

BRIGGS & STRATTON CORPORATION TO EVALUATE ACQUISITION OF SELECTED ASSETS OF BANKRUPT MURRAY, INC.

MILWAUKEE, WI November 30, 2004/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation (the “Company”) today announced that it is evaluating the acquisition of certain assets of Murray, Inc. (“Murray”), a major original equipment customer who filed for protection under Chapter 11 of the Bankruptcy Code on November 8, 2004.

On October 18, 2004, the Company announced that it was establishing a $10 million reserve on a trade receivable from Murray of approximately $40 million because of developments affecting Murray. The Company is now participating in discussions with Murray regarding the Company’s interest in purchasing certain assets of Murray. In connection with this acquisition, the Company would seek to realize value from the assets acquired that would exceed the amount of the trade receivable and the price paid for the Murray assets. Completion of a transaction is subject to agreement on price, the negotiation of a purchase agreement, approval by the Company’s Board and other customary conditions for a transaction of this type, as well as approval by the Bankruptcy Court. There can be no assurance that these conditions will be met or that a transaction will be completed.

If the Company succeeds in its bid for these assets, accounting rules would require it to separately assess the economics of the asset acquisition and its pre-existing customer relationship with Murray. Consequently, the consummation of a transaction would result in the impairment of substantially all of the remaining trade receivable from Murray. This would require the Company to recognize an additional loss of approximately $30 million in the second quarter of fiscal 2005. Even if the Company ultimately does not proceed with a transaction and another party acquires the assets of Murray, or Murray implements another plan approved by the Bankruptcy Court, it is likely that the trade receivable from Murray will be further impaired. Based on these developments, on November 29, 2004 the Company determined that the Murray receivable is further impaired. However, the extent of the impairment depends on the outcome of Murray’s bankruptcy proceedings and therefore cannot be quantified at this time. We will continue to monitor the situation and make a determination as to the final amount of the impairment when more complete information is available.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “approval”, “conditions”, “determine”, “evaluate”, “if”, “negotiate”, “outcome”, “seek”, “subject to”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, our ability to successfully negotiate a purchase agreement; obtain approval of the negotiated agreement from several different constituencies; obtain economically reasonable financing for the transaction; the actions of other suppliers and the customers of the equipment manufacturer; actions by other potential acquirers of the customer; the ability to successfully realize the maximum market value of acquired assets; the effects of weather on the purchasing patterns of consumers; the seasonal nature of the lawn and garden business; changes in laws and regulations, including environmental, pension funding and accounting standards; work stoppages or other consequences of any deterioration in Murray’s employee relations; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.